UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2007

Date of Report (date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 7.01.   Regulation FD Disclosure.

The following information is intended to be furnished under Item 7.01 of Form 8-K, “Regulation FD Disclosure.”  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

To satisfy its obligations under Regulation FD, Sanmina-SCI Corporation (“we”) are furnishing updated information regarding our business that is separately being provided to investors.

Sanmina-SCI Corporation

                We are a leading independent global provider of customized, integrated electronics manufacturing services, or EMS. We provide these comprehensive services primarily to original equipment manufacturers, or OEMs, in the communications, computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical and automotive industries. The combination of our advanced technologies, extensive manufacturing expertise and economies of scale enables us to meet the specialized needs of our customers in these markets in a cost-effective manner.

                Our end-to-end services in combination with our global expertise in supply chain management enable us to manage our customers' products throughout their life cycles. These services include:

•                  product design and engineering, including initial development, detailed design, preproduction services and manufacturing design;

•                  volume manufacturing of complete systems, components and subassemblies;

•                  final system assembly and test;

•                  direct order fulfillment and logistics services; and

•                  after-market product service and support.

                Our high volume manufacturing services are vertically integrated, allowing us to manufacture key system components and subassemblies for our customers. By manufacturing key system components and subassemblies ourselves, we enhance continuity of supply and reduce costs for our customers. In addition, we are able to have greater control over the production of our customers' products and retain incremental profit opportunities for the company. System components and subassemblies that we manufacture include high volume and high-end printed circuit boards, printed circuit board assemblies, backplanes and backplane assemblies, enclosures, cable assemblies, precision machine components, optical modules and memory modules.

                We manufacture products in 17 countries on five continents. We seek to locate our facilities near our customers and our customers' end markets in major centers for the electronics industry or in lower cost locations. Many of our plants located near customers and their end markets are focused primarily on final system assembly and testing, while our plants located in lower cost areas are engaged primarily in high volume, less complex component and subsystem manufacturing and assembly.

                We have become one of the largest global EMS providers by capitalizing on our competitive strengths, including our:

•                  end-to-end services;

•                  product design and engineering resources;

•                  vertically integrated volume manufacturing services;

•                  advanced technologies;

•                  global capabilities;

•                  customer-focused organization;

•                  expertise in serving diverse end markets; and

•                  experienced management team.

                Our business strategy enables us to win large outsourcing programs from leading multinational OEMs. Our customers primarily consist of OEMs that operate in a range of industries. Our top customers include: Alcatel, S.A., Applied Materials, Inc., Cisco Systems, EchoStar Communications Corporation, Hewlett-Packard Company (also known as HP), International Business Machines Corporation (also known as IBM), Koninklijke Philips Electronics NV, Lenovo Group, Ltd., LSI Logic Corporation, Nokia Corp, Nortel Networks, Roche Diagnostics Operations, Inc., Sun Microsystems, Telefonaktiebolaget LM Ericsson, and Tellabs, Inc.

Industry Overview

                EMS companies are the principal beneficiaries of the increased use of outsourced manufacturing services by the electronics and other industries. Outsourced manufacturing refers to an OEM's use of EMS companies, rather than internal manufacturing capabilities, to manufacture their products. Historically, EMS companies generally manufactured only components or partial assemblies. As the EMS industry has evolved, OEMs have increased their reliance on EMS companies for additional, more complex manufacturing services, including design services. Some EMS companies now often manufacture and test complete systems and manage the entire supply chains of their customers. Industry leading EMS companies offer end-to-end services, including product design and engineering, volume manufacturing, final system assembly and test, direct order fulfillment, after-market product service and support and global supply chain management.

                We believe increased outsourced manufacturing by OEMs will continue because it allows OEMs to:

                Reduce Operating Costs and Capital Investment.  In the current economic environment, OEMs are under significant pressure to reduce manufacturing costs and capital expenditures. EMS companies can provide OEMs with flexible, cost-efficient manufacturing services. In addition, as OEM products have become more technologically advanced, the manufacturing and system testing processes have become increasingly automated and complex, requiring significant capital investments. EMS companies enable OEMs to access technologically advanced manufacturing and test equipment and facilities, without additional capital expenditures.

                Focus on Core Competencies.  The electronics industry is highly competitive and subject to rapid technological change. As a result, OEMs increasingly are focusing their resources on activities and technologies in which they expect to add the greatest value. By offering comprehensive manufacturing services and supply chain management, EMS companies enable OEMs to focus on their core competencies, including next generation product design and development as well as marketing and sales.

                Access Leading Design and Engineering Capabilities.  The design and engineering of electronics products has become more complex and sophisticated and in an effort to become more competitive, OEMs are increasingly relying on EMS companies to provide product design and engineering support services. EMS companies' design and engineering services can provide OEMs with improvements in the performance, cost and time required to bring products to market. EMS companies are providing more sophisticated design and engineering services to OEMs, including the design and engineering of complete products following an OEM's development of a product concept.

                Improve Supply Chain Management and Purchasing Power.  OEMs face challenges in planning, procuring and managing their inventories efficiently due to fluctuations in customer demand, product design changes, short product life cycles and component price fluctuations. EMS companies employ sophisticated production management systems to manage their procurement and manufacturing processes in an efficient and cost-effective manner so that, where possible, components arrive on a just-in-time, as-and-when needed basis. EMS companies are significant purchasers of electronic components and other raw materials, and can capitalize on the economies of scale associated with their relationships with suppliers to negotiate price discounts, obtain components and other raw materials that are in short supply, and return excess components. EMS companies' expertise in supply chain management and their relationships with suppliers across the supply chain enable them to help OEMs reduce their cost of goods sold and inventory exposure.

                Access Global Manufacturing Services.  OEMs seek to reduce their manufacturing costs by having EMS companies manufacture their products in the lowest cost locations that are appropriate for their products and end customers. OEMs also are increasingly requiring particular products to be manufactured simultaneously in multiple locations, often near end users, to bring products to market more quickly, reduce shipping and logistics costs and meet local product content requirements. Global EMS companies are able to satisfy these requirements by capitalizing on their geographically dispersed manufacturing facilities, including those in lower cost regions.

                Accelerate Time to Market.  OEMs face increasingly short product life cycles due to increased competition and rapid technological changes. As a result, OEMs need to reduce the time required to bring their products to market. OEMs often can bring a product to market faster by using EMS companies' expertise in new product introduction, including manufacturing design, engineering support and prototype production. OEMs often can more quickly achieve volume production of their products by capitalizing on EMS companies' manufacturing expertise and global presence and infrastructure.

Competitive Strengths

                We believe that our competitive strengths differentiate us from our competitors and enable us to better serve the needs of OEMs. Our competitive strengths include:

                End-to-End Services.  We provide services throughout the world to support our customers' products during their entire life cycle, from product design and engineering, through volume manufacturing, to direct order fulfillment and after-market product service and support. We believe that our end-to-end services are more comprehensive than the services offered by our competitors because of our focus on adding value before and after the actual manufacturing of our customers' products. Our end-to-end services enable us to provide our customers with a single source of supply for their EMS needs, reduce the time required to bring products to market, lower product costs and allow our customers to focus on those activities in which they expect to add the highest value. We believe that our end-to-end services allow us to develop closer relationships with our customers and more effectively compete for their future business.

                Product Design and Engineering Resources.  We provide product design and engineering services for our customers to assist them in the development of advanced electronic systems for both custom and standard applications. Our global design and engineering teams include approximately 600 designers and engineers located in 19 design and new product introduction centers in 11 countries. Our designers and engineers work closely with our customers to develop new products and manage products throughout their life cycles. Our design centers provide both hardware and software engineering services for a range of product technologies, including high-speed digital, analog, radio frequency, wireless, optical and electro-mechanical technologies. We also provide component-level design services in connection with our vertically integrated volume manufacturing services, including the design of complex printed circuit boards and printed circuit board assemblies, backplanes and backplane assemblies, enclosures, cable assemblies and modular memory solutions.

                Vertically Integrated Volume Manufacturing Services.  We provide a range of vertically integrated volume manufacturing services. Key system components that we manufacture include complete printed circuit boards and printed circuit board assemblies, backplanes and backplane assemblies, enclosures, cable assemblies, precision machine components, memory modules and optical modules. By manufacturing these system components and subassemblies ourselves, we enhance continuity of supply and reduce costs for our customers. In addition, we are able to have greater control over the production of our customers' products and retain incremental profit opportunities for us. Examples of products that we manufacture using our full range of services include wireless base stations, network switches, optical switches, enterprise-class servers, photolithography equipment, and equipment used in the semiconductor chip manufacturing process, including equipment for chemical mechanical polishing and physical vapor depositions and automated handling tools and robotics for wafer transfer.

                Advanced Technologies.  We are a leader in providing services utilizing advanced technologies, which we believe allows us to differentiate ourselves from our competitors. These advanced technologies include the fabrication of complex printed circuit boards and backplanes having over 60 layers and process capabilities for a range of low signal loss, high performance materials, buried capacitors and resistors, and high density interconnects using micro via holes that are formed using laser drills. Our printed circuit board assembly technologies include micro ball grid arrays, fine pitch discretes, and small form factor radio frequency and optical components, as well as advanced packaging technologies used in high pin count application specific integrated circuits and network processors. We use innovative design solutions and advanced metal forming techniques to develop and fabricate high-performance indoor and outdoor chassis, enclosures and frames. Our assembly services use advanced technologies, including precision optical alignment, multi-axis precision stages and machine vision technologies. We use sophisticated procurement and production management tools to effectively manage inventories for our customers and ourselves. To coordinate the development and introduction of new technologies to meet our customers' needs in various locations and to increase collaboration among our facilities, we have established a centralized global technology group.

                Global Capabilities.  Most of our customers compete and sell their products on a global basis. As such, they require global solutions that include regional manufacturing for selected end markets, especially when time to market, local manufacturing or content and low cost solutions are critical objectives. Our global network of facilities in 17 countries provides our customers a combination of sites to maximize both the benefits of regional and low cost manufacturing. To manage and coordinate our global operations, we employ an enterprise-wide software system that operates on a single IT platform and provides us with company-wide information regarding component inventories and orders. This system enables us to standardize planning and purchasing at the plant level and to optimize inventory management and utilization. Our systems also enable our customers to receive key information regarding the status of individual programs.

                Customer-Focused Organization.  We believe customer relationships are critical to our success, and our organization is focused on providing our customers with responsive services. Our key customer accounts are managed by dedicated account teams, including a global business manager directly responsible for account management. Global business managers coordinate activities across divisions to effectively satisfy our customers' requirements and have direct access to our senior management to quickly address customer concerns. Local customer account teams further support the global teams and are linked by a comprehensive communications and information management infrastructure.

                Expertise in Serving Diverse End Markets.  We have experience in serving our customers in the communications, personal and business computing, enterprise computing and storage, multimedia and consumer, industrial and semiconductor capital equipment, defense and aerospace, medical and automotive markets. Our diversification across end markets reduces our dependence upon any one customer or segment. In order to cater to the specialized needs of customers in particular market segments, we have dedicated personnel, and in some cases facilities, with industry-specific capabilities and expertise. We also maintain compliance with industry standards and regulatory requirements applicable to certain markets including, among others, the medical and defense and aerospace sectors.

                Experienced Management Team.  We believe that one of our principal assets is our experienced management team. Our chief executive officer, Jure Sola, co-founded Sanmina in 1980. Hari Pillai, President, EMS Operations, joined our Company in 1994 and has served in manufacturing management positions since that time. We believe that the significant experience of our management team better enables us to capitalize on opportunities in the current business environment.

Our Business Strategy

                Our objective is to maintain and enhance our leadership position in the EMS industry. Key elements of our strategy include:

                Capitalizing on Our Comprehensive Services.  We intend to capitalize on our end-to-end services, which we believe will allow us to both sell additional services to our existing customers and attract new customers. Our end-to-end services include product design and engineering, volume manufacturing, final system assembly and test, direct order fulfillment, after-market product service and support and supply chain management. Our vertically integrated volume manufacturing services enable us to manufacture additional system components and subassemblies for our customers. When we provide a customer with a number of services, such as component manufacturing or higher value-added services, we are often able to improve our margins and profitability. Consequently, our goal is to increase the number of manufacturing programs for which we provide multiple services. To achieve this goal, our sales and marketing organization seeks to cross-sell our services to customers.

                Extending Our Technology Leadership.  We rely on advanced processes and technologies to provide our vertically integrated volume manufacturing services. We continually strive to improve our manufacturing processes and have adopted a number of quality improvement and measurement techniques to monitor our performance. We work with our customers to anticipate their future manufacturing requirements and align our technology investment activities to meet their needs. We use our design expertise to develop product technology platforms that we can customize by incorporating other components and subassemblies to meet the needs of particular OEMs. These technologies enhance our ability to manufacture complex, high-value added products, allowing us to continue to win business from existing and new customers.

                Joint Design Manufacturing Solutions.  As a result of our customers' desire to better manage their research and development resources and expenses, we have expanded our product design services to develop systems and components jointly with our customers. In our joint design manufacturing arrangements, our customers contribute their market knowledge, product requirements and unique technical capabilities and contract with us to perform certain other product development functions. We offer complete design engineering and new product introduction services. Our offerings in design engineering include product architecture, development, integration, regulatory and qualification services; while our new product introduction services include quick-turn prototyping, functional test development and introduction into volume production. For products manufactured under a joint design manufacturing arrangement, the intellectual property developed by us in connection with those services may be either owned by us, jointly owned by us and the customer, or owned by the customer, depending on the specific arrangement. We realize manufacturing revenue associated with building and shipping the product.

                Continuing to Penetrate Diverse End Markets.  We focus our marketing efforts on major end markets within the electronics industry. We have targeted markets that we believe offer significant growth opportunities and for which OEMs sell complex products that are subject to rapid technological change because the manufacturing of these products requires higher value-added services. Our approach to our target markets is two-fold: we intend to strengthen our significant presence in the communications and enterprise computing markets and also focus on under-penetrated target markets, including the medical, industrial and semiconductor capital equipment, automotive, and defense and aerospace industries, many of which have not extensively relied upon EMS companies in the past. We intend to continue our diversification across market segments and customers to reduce our dependence on any particular market.

                Continuing to Seek Cost Savings and Efficiency Improvements.  We seek to optimize our facilities to provide cost-efficient services for our customers. We maintain extensive operations in lower cost locations, including Latin America, Eastern Europe, China and Southeast Asia, and we plan to expand our presence in these lower cost locations, as appropriate, to meet the needs of our customers. We believe that we are well positioned to take advantage of future opportunities on a global basis as a result of our vertically integrated volume manufacturing strategy.

                Continuing to Focus on Reducing Leverage.  We intend to continue to reduce our overall leverage through cash flow from operations, increased capital efficiencies, divestitures, real estate sales and reductions to our operating expenses. We believe these improvements will enable us to retire debt in the future provided that market conditions, our liquidity and our results of operations permit us to do so.

                Pursuing Strategic Transactions.  We seek to undertake strategic transactions that give us the opportunity to access new customers, manufacturing and service capabilities, technologies and geographic markets, to lower our manufacturing costs and improve the margins on our product mix, and to further develop existing customer relationships. For example, in 2006, we completed the acquisition of certain assets from, and entered into a supply agreement with, Adaptec, Inc. in order to establish a strategic customer relationship. We will continue to pursue OEM divestiture transactions that will augment existing strategic customer relationships with favorable supply agreement terms or build new relationships with customers in attractive end markets. Potential future transactions may include a variety of different business arrangements, including acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and equity or debt investments. We intend to continue to evaluate and pursue strategic opportunities on a highly selective basis.

Recent Developments

We recently announced that we intend to create a more separable business unit that includes our personal business computers and industry standard servers and their related build-to-order, configure-to-order and logistics operations. We refer to this business unit in this report as our PC business. We are actively engaged in discussions with third parties to explore strategic opportunities with respect to our PC business, including the potential divestiture of all or a portion of its operations. We believe that these potential opportunities will permit us to focus on our core EMS business and also enable certain cost savings. As we are still in the process of discussing and evaluating potential opportunities with third parties and our customers, we do not yet know the timing, structure or terms any transaction might take or whether any transaction will occur. However, we would expect any transaction, whether it involves a full or a partial disposition of our PC business, and without taking into account potential cost savings, including any interest expense savings which might result from the repayment of debt out of the proceeds of a disposition, to materially reduce our net sales, our operating income and cash flows going forward.

Further, one of the three major customers of our PC business has indicated to us that it intends eventually to manufacture its products internally, thereby terminating its manufacturing relationship with our PC business. We are not able to inform you if or when this transition will occur. Whether or not we complete a transaction involving our PC business or even if this customer’s business were not included in any such transaction, we would expect a material reduction in our net sales, operating income and cash flows if this customer terminated its manufacturing relationship with us. Our PC segment as a whole, which does not include its associated logistics activities and which may or may not reflect the business operations ultimately included in any divestiture, had net sales of approximately $3.2 billion and approximately $1.6 billion during fiscal 2006 and the six months ended March 31, 2007, respectively. For certain historical financial information regarding our PC segment as a whole, see note 12 to our interim financial statements for the quarterly period ended March 31, 2007 included in our Quarterly Report on Form 10-Q for such period and note 22 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

In addition to the foregoing, we also intend to sell certain other underperforming non-strategic assets.

Financial Information for Subsidiaries that will not be Guarantors of Certain of our Debt

For the quarter ended March 31, 2007, our consolidated subsidiaries that will not be guarantors of certain of our debt had net sales of $2.1 billion and net income of $13.4 million, and at March 31, 2007 those subsidiaries had assets of $4.2 billion and debt and other liabilities of approximately $2.1 billion (or $1.1 billion of debt and other liabilities after excluding intercompany transactions). These figures exclude various accounts related to income tax that are recoded at the corporate level rather than at the subsidiary level.

Selected Non-GAAP Financial Information

	Fiscal Year Ended					Six Months Ended
	September 28, 2002 (restated)	September 27, 2003 (restated)	October 2, 2004 (restated)	October 1, 2005 (restated)	September 30, 2006	April 1, 2006 (restated)	March 31, 2007
						(unaudited)
	(in thousands)
Other Financial Data:
EBITDA(1)	$(2,525,793)	$67,686	$275,386	$(311,436)	$191,914	$147,489	$132,941
Adjusted EBITDA(1)	332,588	359,642	447,878	442,728	370,254	209,446	166,646

(1)             For the periods presented, EBITDA represents earnings before interest income (expense), other income (expense), depreciation and amortization, income tax provision (benefit) loss on extinguishment of debt, cumulative effect of accounting change and extraordinary items. We use a non-GAAP EBITDA financial measure because we believe EBITDA provides useful supplemental information to management and investors regarding the performance of our business and measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA represents EBITDA, as adjusted, to exclude goodwill impairment charges and write down of long-lived assets, in-process research and development, stock compensation expense, stock option investigation expense, merger and integration costs and restructuring costs (including cash and non-cash restructuring costs). We have furnished a non-GAAP adjusted EBITDA financial measure because we believe it provides useful supplemental information to investors. Our management also uses these non-GAAP financial measures internally for forecasting, budgeting and other analytical purposes. Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our company and to facilitate period-to-period comparisons and analysis of operating trends. We believe some investors may find EBITDA and adjusted EBITDA to be useful adjuncts to net income (loss) and other measures under U.S. GAAP. EBITDA and adjusted EBITDA do not represent, and should not be considered a substitute for, operating income (loss), net income (loss), operating cash flows or other measures of performance prepared in accordance with U.S. GAAP. Our definitions of EBITDA and adjusted EBITDA may not be comparable to those reported by other companies and do not correspond to definitions of EBITDA used as a defined term in any of our debt documents. Below is a reconciliation of our net income (loss) from operations to

EBITDA and adjusted EBITDA for each of the five fiscal years in the period ended September 30, 2006 and for each of the six month periods ended April 1, 2006 and March 31, 2007.

	Fiscal Year Ended					Six Months Ended
	September 28, 2002 (restated)	September 27, 2003 (restated)	October 2, 2004 (restated)	October 1, 2005 (restated)	September 30, 2006	April 1, 2006	March 31, 2007
						(unaudited)
	(in thousands)
Net income (loss) as reported	$(2,698,384)	$(221,653)	$(51,629)	$(1,033,946)	$(141,557)	$(58,668)	$2,117
Adjustments for EBITDA:
Interest income	(25,292)	(15,938)	(7,885)	(22,536)	(19,434)	(11,016)	(19,571)
Interest expense	97,833	128,501	115,304	147,342	121,813	63,676	89,111
Other (income) expense	(21,832)	7,768	13,863	22,200	16,491	9,389	(10,408)
Depreciation and amortization	249,572	222,600	190,904	178,324	138,597	71,601	59,713
Provision (benefit) for income taxes	(127,690)	(53,592)	18,412	394,121	(5,766)	(6,398)	11,979
Loss on extinguishment of debt	—	—	—	3,059	84,600	84,600	—
Cumulative effect of accounting change, net of tax	—	—	—	—	(2,830)	(5,695)	—
Extraordinary gain, net of tax of $0	—	—	(3,583)	—	—	—	—
Total adjustments	172,591	289,339	327,015	722,510	333,471	206,157	130,824
EBITDA	(2,525,793)	67,686	275,386	(311,436)	191,914	147,489	132,941
Adjustments for adjusted EBITDA:
Goodwill impairment and write down of long-lived assets	2,641,175	95,600	—	600,000	19,000	—	—
In-process research and development	—	—	—	—	2,600	—	—
Merger and integration costs	3,707	10,720	4,203	1,609	358	—	—
Restructuring costs	173,643	106,152	132,691	116,245	132,230	56,221	22,162
Stock compensation expense	39,856	79,484	35,598	36,310	13,276	5,736	6,054
Stock option investigation	—	—	—	—	10,876	—	5,489
Total adjustments	2,858,381	291,956	172,492	754,164	178,340	61,957	33,705
Adjusted EBITDA	$332,588	$359,642	$447,878	$442,728	$370,254	$209,446	$166,646

Risks Relating to Our Business

We are exposed to general market conditions in the electronics industry which could have a material adverse impact on our business, operating results and financial condition.

                From time to time, our customers have experienced significant decreases in demand for their products and services. This volatility has resulted, and may result in the future, in our customers delaying purchases of the products we manufacture for them and our customers placing purchase orders for lower volumes of products than previously anticipated. We cannot accurately predict future levels of demand for our customers' electronics products. Consequently, our past operating results, earnings and cash flows may not be indicative of our future operating results, earnings and cash flows.

We generally do not obtain long-term volume purchase commitments from customers and, therefore, cancellations, reductions in production quantities and delays in production by our customers could adversely affect our operating results.

                We generally do not obtain firm, long-term purchase commitments from our customers. Customers may cancel their orders, reduce production quantities or delay production for a number of reasons. In the event our customers experience significant decreases in demand for their products and services, our customers may cancel orders, delay the delivery of some of the products that we manufacture or place purchase orders for fewer products than we previously anticipated. Even when our customers are contractually obligated to purchase products from us, we may be unable or, for other business reasons, choose not to enforce our contractual rights. Cancellations, reductions or delays of orders by customers would:

•                  adversely affect our operating results by reducing the volumes of products that we manufacture for our customers;

•                  delay or eliminate recoupment of our expenditures for inventory purchased in preparation for customer orders; and

•                  lower our asset utilization, which would result in lower gross margins.

                In addition, customers are increasingly requiring that we transfer the manufacturing of their products from one facility to another to achieve cost reductions and other objectives. These transfers have resulted in increased costs to us due to facility downtime or less than optimal utilization of our manufacturing capacity. These transfers also have required us to close or reduce operations at certain facilities, particularly those in high cost locations such as in the United States and Western Europe, and as a result we have incurred increased costs for facility closures, employee severance and related matters. We also have encountered occasional delays and complications related to the transition of manufacturing programs to new locations. We may be required to relocate our manufacturing operations in the future and, accordingly, we may incur additional costs that will adversely impact our operating results and financial condition.

We are subject to intense competition in the EMS industry, and our business may be adversely affected by these competitive pressures.

                The EMS industry is highly competitive and the industry has been experiencing an increase in excess manufacturing capacity. We compete on a worldwide basis to provide electronics manufacturing services to OEMs in the communications, personal and business computing, enterprise computing and storage, multimedia, industrial and semiconductor capital equipment, defense and aerospace, medical and automotive industries. Our competitors include major global EMS providers such as Celestica, Inc., Flextronics International Ltd., Hon Hai (FoxConn), Jabil Circuit, Inc., and Solectron Corporation, as well as other EMS companies that have a regional or product, service or industry specific focus. Some of these companies have greater manufacturing and financial resources than we do. We also face competition from current and potential OEM customers who may elect to manufacture their own products internally rather than outsource the manufacturing to EMS providers.

                We may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide or because such competitors are willing to accept business at lower margins in order to utilize more of their excess capacity. If we are unable to offer prices that are competitive with other EMS companies, our net sales would decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services and a corresponding loss of market share or a decrease in profit margin. We have experienced instances in which customers have transferred all or certain portions of their business to competitors in response to more attractive pricing quotations than we have been willing to offer to retain such customers, and there can be no assurance that we will not lose business in the future in response to such competitive pricing or other inducements which may be offered by our competitors.

If demand for our higher-end, higher margin manufacturing services does not improve, our future gross margins and operating results may be lower than expected.

                Before the economic downturn in the communications sector and before our merger with SCI Systems, Inc., sales of our services to OEMs in the communications sector accounted for a substantially greater portion of our net sales and earnings than in recent periods. As a result of reduced sales to OEMs in the communications sector, our gross margins have declined because the services that we provided to these OEMs often were more complex, thereby generating higher margins, than those that we provided to OEMs in other sectors of the electronics industry. For example, a substantial portion of our net sales are currently derived from sales of personal computers. Margins on personal computers are typically lower than margins that we have historically realized on communication products. OEMs are continuing to seek price decreases from us and other EMS companies, and competition for this business remains intense. Pricing pressure is typically more intense for less complex, lower margin EMS services. Pricing pressure on EMS companies continues to be strong and there continues to be intense price competition for EMS services. This price competition has affected, and could continue to adversely affect, our gross margins. If demand for our higher-end, higher margin manufacturing services does not improve in the future, our gross margins and operating results in future periods may be adversely affected.

Our operating results are subject to significant uncertainties.

                Our operating results are subject to significant uncertainties, including the following:

•                  economic conditions in the electronics industry;

•                  the timing of orders from major customers and the accuracy of their forecasts;

•                  the timing of expenditures in anticipation of increased sales, customer product delivery requirements and shortages of components or labor;

•                  the mix of products ordered by and shipped to major customers, as high volume and low complexity manufacturing services typically have lower gross margins than more complex and lower volume services;

•                  the degree to which we are able to utilize our available manufacturing capacity;

•                  our ability to effectively plan production and manage our inventory and fixed assets;

•                  customer insolvencies resulting in bad debt exposures that are in excess of our accounts receivable reserves;

•                  our ability to efficiently move manufacturing activities to lower cost regions without adversely affecting customer relationships and while controlling facilities closure and employee severance costs;

•                  pricing and other competitive pressures;

•                  seasonality in customers' product requirements;

•                  fluctuations in component prices;

•                  political and economic developments in countries in which we have operations;

•                  component shortages, which could cause us to be unable to meet customer delivery schedules;

•                  new product development by our customers; and

•                  levels of demand in the end markets served by our customers.

                A portion of our operating expenses is relatively fixed in nature, and planned expenditures are based in part on anticipated orders, which are difficult to estimate. If we do not receive anticipated orders as expected, our operating results will be adversely impacted. Moreover, our ability to reduce our costs as a result of current or future restructuring efforts may be limited because consolidation of operations can be a costly and lengthy process to complete.

Adverse changes in the key end markets we target could harm our business.

                We provide EMS services for companies that sell products in the communications, computing and storage, multimedia, industrial and semiconductor systems, defense and aerospace, medical and automotive sectors of the electronics industry. Adverse changes in these markets can reduce demand for our customers' products and make these customers more price sensitive, either of which could adversely affect our business and results of operations. Factors affecting any of our customers' industries in general, or our customers in particular, could seriously harm our business. These factors include:

•                  rapid changes in technology or evolving industry standards and requirements for continuous improvement in products and services, result in short product life cycles;

•                  demand for our customers' products may be seasonal;

•                  our customers may fail to successfully market their products, and our customers' products may fail to gain widespread commercial acceptance;

•                  our customers may experience dramatic market share shifts in demand which may cause them to exit the business; and

•                  there may be recessionary periods in our customers' markets.

                Future developments in end markets we serve, particularly in those markets which account for more significant portions of our revenues, could harm our business and our results of operations.

An adverse change in the interest rates for our borrowings could adversely affect our financial condition.

                Interest to be paid by us under the notes or on any borrowings under any of our credit facilities and other long-term debt obligations will or may be at interest rates that fluctuate based upon changes in various base interest rates. Recently, interest rates have trended upwards in major global financial markets. These interest rate trends have resulted in increases in the base rates upon which our interest rates are determined. Continued increases in interest rates could have a material adverse effect on our financial position, results of operations and cash flows, particularly if such increases are substantial. In addition, interest rate trends could affect global economic conditions.

We rely on a small number of customers for a substantial portion of our net sales, and declines in sales to these customers could adversely affect our operating results.

                Most of our sales come from a small number of customers. Sales to our ten largest customers accounted for 61.8% of our net sales during the first half of fiscal 2007 and sales to three customers each accounted for more than 10% of our net sales for that period. We depend on the continued growth, viability and financial stability of our customers, substantially all of which operate in an environment characterized by rapid technological change, short product life cycles, consolidation, and pricing and margin pressures. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue. Consolidation among our customers may further concentrate our business in a limited number of customers and expose us to increased risks relating to dependence on a small number of customers. In addition, a significant reduction in sales to any of our large customers or significant pricing and margin pressures exerted by a key customer would adversely affect our operating results. In the past, some of our large customers have significantly reduced or delayed the volume of manufacturing services ordered from us as a result of changes in their business, consolidations or divestitures or for other reasons. In particular, certain of our customers have from time to time entered into manufacturing divestiture transactions with other EMS companies, and such transactions could adversely affect our revenues with these customers. We cannot assure you that present or future large customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us, any of which would adversely affect our operating results.

Further restructuring of our operations may adversely affect our financial condition and operating results.

                We have incurred expenses related to restructuring in the past, and we anticipate incurring additional restructuring expenses in fiscal 2007. In November 2006, we announced that we intend to focus on joint development manufacturing rather than original design manufacturing to better assist our OEM customers in developing and introducing new products to the market that are more closely aligned to the needs of their customers. We also intend to continue moving our operations from higher-cost locations to lower-cost locations to further enhance profitability. We have incurred unanticipated costs related to the transfer of operations to lower-cost locations, including costs related to integrating new facilities, managing operations in dispersed locations and realigning our business processes. We also have incurred costs related to workforce reductions, work stoppages and labor unrest resulting from the closure of our plants in higher costs locations. We expect to record additional charges related to these actions during fiscal 2007, but we cannot be certain as to the actual amount of the charges or the timing of their recognition for financial reporting purposes. We may need to take additional restructuring charges in the future if our business declines or improves at a slower pace than we anticipate or if the expected benefits of recently completed and currently planned restructuring activities do not materialize. In addition, we may incur unanticipated costs in closing facilities or transitioning operations to new locations that could adversely affect our operating results.

If our backlog decreases in the future, our operating results may be adversely affected.

                Our backlog decreased from $1.8 billion as of the end of fiscal 2005 to $1.5 billion as of the end of fiscal 2006 to $1.4 billion as of March 31, 2007. We cannot predict the extent to which our backlog will fluctuate in the future or to what extent business conditions that affect our backlog will change in the future. Due to the relatively fixed nature of the costs we incur to run our business, a significant decline in customer orders could adversely affect our profit margins because our relatively high fixed costs would need to be satisfied from less revenue. If our backlog declines, or business conditions change for the worse in the future, these events could adversely affect our results of operations and financial condition.

Consolidation in the electronics industry may adversely affect our business.

                In the current economic climate, consolidation in the electronics industry may increase as companies combine to achieve further economies of scale and other synergies. Consolidation in the electronics industry could result in an increase in excess manufacturing capacity as companies seek to divest manufacturing operations or eliminate duplicative product lines.

                Excess manufacturing capacity has increased, and may continue to increase, pricing and competitive pressures for the EMS industry as a whole and for us in particular. Consolidation could also result in an increasing number of very large electronics companies offering products in multiple sectors of the electronics industry. The significant purchasing and market power of these large companies could increase pricing and competitive pressures for us. If one of our customers is acquired by another company that does not rely on us to provide services and has its own production facilities or relies on another provider of similar services, we may lose that customer's business. Any of the foregoing results of industry consolidation could adversely affect our business.

Our failure to comply with applicable environmental laws could adversely affect our business.

                We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances and wastes in the ordinary course of our manufacturing operations. We also are subject to laws and regulations governing the recyclability of products, the materials that may be included in products, and the obligations of a manufacturer to dispose of these products after end users have finished using them. If we violate environmental laws, we may be held liable for damages and the costs of remedial actions and may be subject to revocation of permits necessary to conduct our businesses. We cannot assure you that we will not violate environmental laws and regulations in the future as a result of our inability to obtain permits, human error, equipment failure or other causes. Any permit revocations could require us to cease or limit production at one or more of our facilities, which could adversely affect our business, financial condition and operating results. Although we estimate our potential liability with respect to violations or alleged violations and reserve for such liability, we cannot assure you that any accruals will be sufficient to cover the actual costs that we incur as a result of these violations or alleged violations. Our failure to comply with applicable environmental laws and regulations could limit our ability to expand facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with these laws and regulations.

                Over the years, environmental laws have become, and in the future may become, more stringent, imposing greater compliance costs and increasing risks and penalties associated with violations. We operate in several environmentally sensitive locations and are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes in or restrictions on discharge limits, emissions levels, permitting requirements and material storage or handling could require a higher than anticipated level of operating expenses and capital investment or, depending on the severity of the impact of the foregoing factors, costly plant relocation.

                In addition, the electronics industry became subject to the European Union's Restrictions of Hazardous Substances, or RoHS, and Waste Electrical and Electronic Equipment, or WEEE, directives which took effect beginning in 2005 and continuing in 2006. Parallel initiatives are being proposed in other jurisdictions, including several states in the United States and the People's Republic of China. RoHS prohibits the use of lead, mercury and certain other specified substances in electronics products and WEEE requires industry OEMs to assume responsibility for the collection, recycling and management of waste electronic products and components. We are in the process of making our manufacturing process RoHs compliant. In the case of WEEE, the compliance responsibility rests primarily with OEMs rather than with EMS companies. However, OEMs may turn to EMS companies for assistance in meeting their WEEE obligations. In the event we are not able to make our manufacturing obligations fully RoHS compliant, we could be unable to certify compliance to our customers and could incur substantial costs, including fines and penalties, as well as liability to our customers. In addition, we may incur costs related to inventories containing restricted substances that are not consumed by the RoHS effective dates.

We are potentially liable for contamination of our current and former facilities, including those of the companies we have acquired, which could adversely affect our business and operating results in the future.

                We are potentially liable for contamination at our current and former facilities, including those of the companies we have acquired. These liabilities include ongoing investigation and remediation activities at a number of sites. Currently, we are unable to anticipate whether any third-party claims will be brought against us for this contamination. We cannot assure you that third-party claims will not arise and will not result in material liability to us. In addition, there are several sites that are known to have groundwater contamination caused by a third party, and that third party has provided an indemnity to us for the liability. Although we do not currently expect to incur liability for clean-up costs or expenses at any of these sites, we cannot assure you that we will not incur such liability or that any such liability would not be material to our business and operating results in the future.

Our key personnel are critical to our business, and we cannot assure you that they will remain with us.

                Our success depends upon the continued service of our executive officers and other key personnel. Generally, these employees are not bound by employment or non-competition agreements. We cannot assure you that we will retain our officers and key employees, particularly our highly skilled design, process and test engineers involved in the manufacture of existing products and development of new products and processes. The competition for these employees is intense. In addition, if Jure Sola, our chairman and chief executive officer, or one or more of our other executive officers or key employees, were to join a competitor or otherwise compete directly or indirectly with us or otherwise be unavailable to us, our business, operating results and financial condition could be adversely affected.

Unanticipated changes in our tax rates or in our assessment of the realizability of our deferred tax assets or exposure to additional income tax liabilities could affect our operating results and financial condition.

                We are subject to income taxes in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Our effective tax rates could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws as well as other factors. Our tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Although we believe that our tax estimates are reasonable, the final determination of tax audits or tax disputes may be different from what is reflected in our historical income tax provisions which could affect our operating results.

We have recorded goodwill impairment losses in the past and there can be no assurance that we will not be required to record additional goodwill impairment or long-lived asset impairment charges in the future.

                During the quarters ended April 2, 2005 and September 30, 2006, we recorded goodwill impairment losses of $600.0 million and $3.8 million, respectively. The factors that led us to record a write-off of our deferred tax assets, which primarily related to U.S. operations, coupled with a decline in the market price of our common stock, led us to record the $600.0 million goodwill impairment loss. In particular, the shift of operations from U.S. facilities and other facilities in high cost locations to facilities in lower-cost locations has resulted in restructuring charges and a decline in sales with respect to our U.S. operations. In the event that the results of operations do not stabilize or improve, or the market price of our common stock declines further or does not rise, we could be required to record additional goodwill impairment or other long-lived asset impairment charges during fiscal 2007 or in future periods. Although these goodwill impairment charges are of a non-cash nature, they do adversely affect our results of operations in the periods in which such charges are recorded.

We are subject to risks arising from our international operations.

                We conduct our international operations primarily in Asia, Latin America, Canada and Europe, and we continue to consider additional opportunities to make foreign acquisitions and construct new foreign facilities. We generated 75.3% of our net sales from non-U.S. operations during the first half of fiscal 2007, and a significant portion of our manufacturing material was provided by international suppliers during this period. During fiscal 2006, we generated 75.1% of our net sales from non-U.S. operations. As a result of our international operations, we are affected by economic and political conditions in foreign countries, including:

•                  the imposition of government controls;

•                  export license requirements;

•                  political and economic instability, including armed conflicts;

•                  trade restrictions;

•                  changes in tariffs;

•                  labor unrest and difficulties in staffing;

•                  inflexible employee contracts in the event of business downturns;

•                  coordinating communications among and managing international operations;

•                  fluctuations in currency exchange rates;

•                  increases in duty and/or income tax rates;

•                  earnings repatriation restrictions;

•                  difficulties in obtaining export licenses;

•                  misappropriation of intellectual property; and

•                  constraints on our ability to maintain or increase prices.

                To respond to competitive pressures and customer requirements, we may further expand internationally in lower cost locations, particularly in Asia, Eastern Europe and Latin America. As we pursue continued expansion in these locations, we may incur additional capital expenditures. In addition, the cost structure in certain countries that are now viewed as low-cost may increase as economies develop or as such countries join multinational economic communities or organizations. For example, Hungary, in which we have operations, is in the process of joining the European Union, and it is possible that costs in Hungary could therefore increase. As a result, we may need to continue to seek out new locations with lower costs and the employee and infrastructure base to support electronics manufacturing. We cannot assure you that we will realize the anticipated strategic benefits of our international operations or that our international operations will contribute positively to, and not adversely affect, our business and operating results.

We are subject to risks of currency fluctuations and related hedging operations.

                A portion of our business is conducted in currencies other than the U.S. dollar. Changes in exchange rates among other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. For example, we incurred foreign exchange losses due to the decline in the value of the U.S. dollar as compared to the Euro and many other currencies during fiscal 2005 and fiscal 2006. To date, these losses have not been material to our results of operations. However, we cannot predict the impact of future exchange rate fluctuations and continued fluctuations in the value of the U.S. dollar as compared to the Euro and other currencies in which we transact business could adversely affect our operating results.

                In addition, certain of our subsidiaries that have non-U.S. dollar functional currencies transact business in U.S. dollars. We use financial instruments, primarily short-term foreign currency forward contracts, to hedge U.S. dollar and other currency commitments arising from trade accounts receivable, trade accounts payable and fixed purchase obligations. If these hedging activities are not successful or we change or reduce these hedging activities in the future, we may experience significant unexpected expenses from fluctuations in exchange rates.

We may not be successful in implementing strategic transactions, including business acquisition and divestitures, and we may encounter difficulties in completing these transactions and integrating acquired businesses or in realizing anticipated benefits of strategic transactions, which could adversely affect our operating results.

                We seek to undertake strategic transactions that give us the opportunity to access new customers and new end-customer markets, to obtain new manufacturing and service capabilities and technologies, to enter new geographic manufacturing locations, to lower our manufacturing costs and improve the margins on our product mix, and to further develop existing customer relationships. Strategic transactions may involve difficulties, including the following:

•                  integrating acquired operations and businesses;

•                  allocating management resources;

•                  scaling up production and coordinating management of operations at new sites;

•                  separating operations or support infrastructure for entities divested;

•                  managing and integrating operations in geographically dispersed locations;

•                  maintaining customer, supplier or other favorable business relationships of acquired operations and terminating unfavorable relationships;

•                  integrating the acquired company's systems into our management information systems;

•                  separating management information systems for entities to be divested;

•                  addressing unforeseen liabilities of acquired businesses;

•                  lack of experience operating in the geographic market or industry sector of the business acquired;

•                  improving and expanding our management information systems to accommodate expanded operations; and

•                  losing key employees of acquired operations.

                Any of these factors could prevent us from realizing the anticipated benefits of a strategic transaction, and our failure to realize these benefits could adversely affect our business and operating results. We may not be successful in identifying future strategic opportunities or in consummating any strategic transactions that we pursue on favorable terms, if at all. Although our goal is to improve our business and maximize stockholder value, any transactions that we complete may impair stockholder or debtholder value or otherwise adversely affect our business and the market price of our stock. Moreover, any such transaction may require us to incur related charges, and may pose significant integration challenges and/or management and business disruptions, any of which could harm our operating results and business.

We may divest our PC business or lose a major customer of that business.

                We recently announced that we intend to create a more separable business unit that includes our personal business computers and industry standard servers and their related build-to-order, configure-to-order and logistics operations. We are actively engaged in discussions with third parties to explore strategic opportunities with respect to our PC business, including the potential divestiture of all or a portion of its operations. As we are still in the process of discussing and evaluating potential opportunities with third parties and our customers, we do not yet know the timing, structure or terms any transaction might take or whether any transaction will occur. However, we would expect any transaction, whether it involves a full or a partial disposition of our PC business, to materially reduce our net sales, our operating income and cash flows going forward.

                Further, one of the three major customers of our PC business has indicated to us that it intends eventually to manufacture its products internally, thereby terminating its manufacturing relationship with our PC business. We are not able to inform you if or when this transition will occur. Whether or not we complete a transaction involving our PC business or even if this customer's business were not included in any such transaction, we would expect a material reduction in our net sales, operating income and cash flows if this customer terminated its manufacturing relationship with us. Our PC segment as a whole, which does not include its associated logistics activities and which may or may not reflect the business operations ultimately included in any divestiture, had net sales of approximately $3.2 billion and approximately $1.6 billion during fiscal 2006 and the six months ended March 31, 2007, respectively. For certain historical financial information regarding our PC segment as a whole, see note 12 to our interim financial statements for the quarterly period ended March 31, 2007 included in our Quarterly Report on Form 10-Q for such period and note 22 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

                In addition to the foregoing, we also intend to sell certain other underperforming non-strategic assets.

If we are unable to protect our intellectual property or infringe, or are alleged to infringe, upon intellectual property of others, our operating results may be adversely affected.

                We rely on a combination of copyright, patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology. Our inability to protect our intellectual property rights could diminish or eliminate the competitive advantages that we derive from our proprietary technology.

                We may become involved in litigation in the future to protect our intellectual property or because others may allege that we infringe on their intellectual property. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidate our proprietary rights. In addition, these lawsuits, regardless of their merits, likely would be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation alleging our infringement of a third-party's intellectual property also could force us or our customers to:

•                  stop producing products that use the challenged intellectual property;

•                  obtain from the owner of the infringed intellectual property a license to sell the relevant technology at an additional cost, which license may not be available on reasonable terms, or at all; and

•                  redesign those products or services that use the infringed technology.

                Any costs we incur from having to take any of these actions could be substantial.

We and the customers we serve are vulnerable to technological changes in the electronics industry.

                Our customers are primarily OEMs in the communications, high-end computing, personal computing, aerospace and defense, medical, industrial controls and multimedia sectors. These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. If our customers are unable to develop products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our services could decline significantly. In addition, our customers may discontinue or modify products containing components that we manufacture or develop products requiring new manufacturing processes. If we are unable to offer technologically advanced, easily adaptable and cost effective manufacturing services in response to changing customer requirements, demand for our services will decline. If our customers terminate their purchase orders with us or do not select us to manufacture their new products, our operating results could be adversely affected.

We may experience component shortages, which could cause us to delay shipments to customers and reduce our revenue and operating results.

                We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components we incorporate into our products. We have experienced, and may continue to experience, delays in component deliveries, which in turn could cause delays in product shipments and require the redesign of certain products. In addition, if we are unable to procure necessary components under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, our results of operations could suffer. In the past, we have experienced shortages of application-specific integrated circuits, capacitors and connectors as well as other components. We may experience component shortages from time to time in the future. Unanticipated component shortages have prevented us from making scheduled shipments to customers in the past and may do so in the future. Our inability to make scheduled shipments could cause us to experience a shortfall in revenue, increase our costs and adversely affect our relationship with the affected customer and our reputation generally as a reliable service provider. Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components. In addition, we may purchase components in advance of our requirements for those components as a result of a threatened or anticipated shortage. In this event, we will incur additional inventory carrying costs, for which we may not be compensated, and have a heightened risk of exposure to inventory obsolescence. As a result, component shortages could adversely affect our operating results for a particular period due to the resulting revenue shortfall and increased manufacturing or component costs.

If we manufacture or design defective products, or if our manufacturing processes do not comply with applicable statutory and regulatory requirements, demand for our services may decline and we may be subject to liability claims.

                We manufacture products to our customers' specifications, and in some cases our manufacturing processes and facilities may need to comply with applicable statutory and regulatory requirements. For example, medical devices that we manufacture, as well as the facilities and manufacturing processes that we use to produce them, are regulated by the Food and Drug Administration. In addition, our customers' products and the manufacturing processes that we use to produce them often are highly complex. As a result, products that we manufacture or design may at times contain design or manufacturing defects, and our manufacturing processes may be subject to errors or not be in compliance with applicable statutory and regulatory requirements. Defects in the products we manufacture or design may result in delayed shipments to customers or reduced or cancelled customer orders. If these defects or deficiencies are significant, our business reputation may also be damaged. The failure of the products that we manufacture or design or of our manufacturing processes and facilities to comply with applicable statutory and regulatory requirements may subject us to legal fines or penalties and, in some cases, require us to shut down or incur considerable expense to correct a manufacturing program or facility. In addition, these defects may result in liability claims against us. The magnitude of such claims may increase as we expand our medical, automotive, and aerospace and defense manufacturing services because defects in medical devices, automotive components, and aerospace and defense systems could seriously harm users of these products. Even if our customers are responsible for the defects, they may not, or may not have the resources to, assume responsibility for any costs or liabilities arising from these defects.

The filing of restated financial statements could adversely affect our financial results.

                We completed an investigation of our accounting for stock options in October 2006. Based on the results of this investigation on January 3, 2007, we filed a comprehensive Form 10-K for fiscal 2006 which restated our consolidated financial statements for prior years. As a result of this activity, we have become subject to the following significant risks. Each of these risks could have an adverse effect on our business, financial condition and results of operations:

•                  we are subject to significant pending civil litigation, including shareholder class action lawsuits and derivative claims made on behalf of us, the defense of which will require us to devote significant management attention and to incur significant legal expense and which litigation, if decided against us, could require us to pay substantial judgments, settlements or other penalties;

•                  we are subject to an ongoing informal investigation by the SEC and other governmental agencies which could require significant management time and attention and cause us to incur significant accounting and legal expense, the results of which could require us to pay substantial fines or other penalties;

•                  we are subject to the risk of additional litigation and regulatory proceedings or actions; and

•                  many members of our senior management team and our Board of Directors have been and will be required to devote a significant amount of time on matters relating to the continuing informal SEC and other governmental agencies investigations, remedial efforts and related litigation.

If our products are subject to warranty or liability claims, we may incur significant costs.

                Our customers may experience defects in our designs or deficiencies with respect to our manufacturing services. We may be exposed to warranty or manufacturers' liability claims as a result of these defects or deficiencies, and some claims may relate to customer product recalls. We also design products on a contract basis or jointly with our customers. The design services that we provide can expose us to different or greater potential liabilities than those we face when providing our regular manufacturing services. For example, we have increased exposure to potential product liability claims resulting from injuries caused by defects in products we design, as well as potential claims that products we design infringe third-party intellectual property rights. Such claims could subject us to significant liability for damages and, regardless of their merits, could be time-consuming and expensive to resolve. We also may have greater potential exposure from warranty claims and from product recalls due to problems caused by product design. A claim for damages arising from such defects or deficiencies could have a material adverse effect on our business, results of operations and financial condition. A claim for such damages, or a product recall conducted by one of our customers, also could have an adverse effect on our business reputation.

We may not have sufficient insurance coverage for certain of the risks and liabilities we assume in connection with the products and services we provide to our customers.

                We carry various forms of business and liability insurance that we believe are typical for companies in our industry. However, we may not have sufficient insurance coverage for certain risks and liabilities we assume in connection with the products and services we provide to our customers, such as potential warranty, product liability and product recall claims. Such liability claims may only be partially covered under our insurance policies. We continue to monitor the insurance marketplace to evaluate the need to obtain additional insurance coverage in the future. Costs associated with potential claims and liabilities for which we do not have sufficient insurance coverage could have a material adverse effect on our results of operations, financial condition and liquidity.

Changes in financial accounting standards or policies have affected, and in the future, may affect, our reported financial condition or results of operations. Additionally, changes in securities laws and regulations have increased, and are likely to continue to increase, our operating costs.

                We prepare our financial statements in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. These principles are subject to interpretation by the FASB, the American Institute of Certified Public Accountants (AICPA), the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions which are completed before a change is announced.

                Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition, off-balance sheet transactions, stock-based compensation, restructurings, asset disposals and asset retirement obligations, intangible assets, derivative and other financial instruments, and in-process research and development charges, have recently been revised or are under review. Changes to those rules or the questioning of how we interpret or implement those rules may have a material adverse effect on our reported financial results or on the way we conduct business. In addition, our preparation of financial statements in accordance with U.S. GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

                The Sarbanes-Oxley Act of 2002 required changes in our corporate governance, public disclosure and compliance practices. The number of rules and regulations applicable to us has increased and will continue to increase our legal and financial compliance costs, and have made some activities more difficult, such as by requiring stockholder approval of new option plans. We also expect these developments to make it more difficult and more expensive to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. In addition, in connection with our Section 404 certification process, we may identify from time to time deficiencies in our internal controls. Any material weakness or deficiency in our internal controls over financial reporting could materially and negatively impact our reported financial results and the market price of our stock could significantly decline. Additionally, adverse publicity related to the disclosure of a material weakness or deficiency in internal controls over financial reporting could have a negative impact on our reputation, business and stock price.

We are subject to risks associated with natural disasters and global events.

                We conduct a significant portion of our activities including manufacturing, administration and data processing at facilities located in the State of California and other seismically active areas that have experienced major earthquakes in the past, as well as other natural disasters. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits. Such coverage may not be adequate or continue to be available at commercially reasonable rates and terms. In the event of a major earthquake or other disaster affecting one or more of our facilities, it could significantly disrupt our operations, delay or prevent product manufacture and shipment for the time required to transfer production, repair, rebuild or replace the affected manufacturing facilities. This time frame could be lengthy and result in significant expenses for repair and related costs. In addition, concerns about terrorism or an outbreak of epidemic diseases could have a negative effect on travel and our business operations and result in adverse consequences on our business and results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: June 6, 2007	By:	/s/ David L. White
	Name:	David L. White
	Title:	Executive Vice President and Chief Financial Officer